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Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


MicroIslet, Inc.
San Diego, California

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 2, 2007, relating to the consolidated financial statements of MicroIslet, Inc., (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) substantial doubt about the Company's ability to continue as a going concern as discussed in Note 1, and (2) the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006) appearing in the Annual Report on Form 10-KSB of MicroIslet, Inc. for the year ended December 31, 2006.


/s/ Deloitte & Touche LLP

San Diego, California
April 6, 2007